UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-32693 (Commission File Number)	54-2091194 (IRS Employer Identification No.)

400 W. Illinois, Suite 800 Midland, Texas (Address of principal executive offices)		79701 (Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 28, 2006, Basic Energy Services, Inc. (NYSE: BAS) (Basic) announced that it has closed on the purchase of substantially all of the operating assets of G&L Tool, Ltd. (G&L), an oilfield services fishing and rental tool business headquartered in Abilene, Texas, for a total consideration of $58 million in cash. The final purchase price was lower than the previously reported estimated purchase price of approximately $80 million as Basic did not acquire approximately $15 million of G&L’s working capital and substituted an earn-out that resulted in the remainder of the reduction of the initial purchase price. This earn-out is based on meeting an annual EBITDA (earnings before interest, taxes, depreciation and amortization) threshold and is payable over a five-year period up to an aggregate amount of $21 million. The assets being acquired from G&L generated approximately $39 million in revenue during 2005.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Asset Purchase Agreement between Basic Energy Services, L.P., Basic Energy Services GP, LLC, G&L Tool, Ltd., DLH Management, L.L.C. and LJH, Ltd., dated as of February 21, 2006.

10.2	Contingent Earn Out Agreement between Basic Energy Service, L.P. and G&L Tool, Ltd., dated as of February 28, 2006.

99.1	Basic Energy Services, Inc. press release dated February 28, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: March 1, 2006	By:	/s/ Alan Krenek
Alan Krenek
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement between Basic Energy Services, L.P., Basic Energy Services GP, LLC, G&L Tool, Ltd., DLH Management, L.L.C. and LJH, Ltd., dated as of February 21, 2006.

10.2	Contingent Earn Out Agreement between Basic Energy Service, L.P. and G&L Tool, Ltd., dated as of February 28, 2006.

99.1	Basic Energy Services, Inc. press release dated February 28, 2006.